FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES KEVIN KASITZ NAMED INTERIM PRESIDENT OF
HALLMARK’S PERSONAL SEGMENT

FORT WORTH, Texas, (April 9, 2013) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced the resignation of Paul Harrison as the President of the Personal Segment. "Paul has chosen to pursue other interests. We appreciate his contribution to the leadership of our Personal Segment over the last two years. Under Paul’s direction, our personal lines management team has been working diligently to turnaround this business segment," commented Mark Morrison, the Company's President & CEO. "Through their collective efforts, they have made great progress and we expect this improvement to carry on."

Kevin Kasitz, the Company's Chief Operating Officer, will serve as interim President of the Personal Segment while the Company searches for a permanent replacement. Mr. Kasitz stated "Hallmark is committed to our agency partners in the personal lines segment. We will continue the initiatives Paul and his management team have implemented to improve our product and service offering."

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mark J. Morrison, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com